Exhibit 21.1

VWR Funding, Inc. Subsidiaries

Subsidiary	Jurisdiction of Organization
VWR International, LLC	Delaware
VWR Funding International Holdings, Inc.	Delaware
VWR International Holdings, Inc.	Delaware
VWR Management Services, LLC	Delaware
VWR, Inc.	Delaware
Ward’s Natural Science Establishment, LLC	Delaware
Science Kit, LLC	Delaware
Boreal Laboratories, Ltd.	Canada
VWR International Europe S.ar.L.	Luxembourg
VWR International North America S.ar.L.	Luxembourg
VWR International Company	Canada
VWR Advanced Instruments, LLC	Puerto Rico
VWR International Europe bvba	Belgium
VWR International, S. de R.L. de C.V.	Mexico
Servicios Cientificos Especializados, S. de R.L. de C.V.	Mexico
VWR International Pte. Ltd.	Singapore
VWR International Immobilien GmbH	Germany
VWR International bvba	Belgium
Sino Chemical Company (Pte.) Ltd.	Singapore
VWR Lab Products Private Ltd.	India
VWR Trading (Shanghai) Co., Ltd.	China
VWR International – Material de Laboratório, Lda.	Portugal
VWR International B.V.	Netherlands
VWR International S.r.l.	Italy
VWR International Ltd.	UK
VWR International GmbH	Austria
VWR International AG	Switzerland
Halmahera Ltd.	Ireland
Freerisk Ltd.	Ireland
VWR International S.A.S.	France
VWR International GmbH	Germany
VWR International Eurolab, S.L.	Spain
VWR International AB	Sweden
Omnilabo International B.V.	Netherlands
Omnilabo International N.V.	Belgium
A.G.B. Scientific Apparatus Ltd.	N. Ireland
VWRI UK Pension Trustees Limited	UK
A.G.B. Scientific Ltd.	Ireland
A.G.B. Scientific Solutions Ltd.	UK
Labsys Ltd.	Ireland
A.G.B. Products Ltd.	Ireland
KMF Administration GmbH	Germany
Gebruder Faust GmbH	Germany
KMF Laborchemie Handels GmbH	Germany
VWR International ApS	Denmark
VWR International Oy	Finland
VWR International AS	Norway
LabIT Solutions AB	Sweden
KEBO Lab AB	Sweden
BIE & Berntsen A-S	Denmark